EX-3(iv)

                              ARTICLES OF AMENDMENT
                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                       ENERGY OPTICS, INC.

     A.   The name of the corporation is Energy Optics, Inc.

     B.   The Articles of Incorporation are amended as follows:

          1.   The  name  of  the corporation shall  be  American
               Millennium Corporation, Inc.

          2. The corporation's authority to issue Common Stock is increased to authorize the issuance of 60,000,000 shares of Common Stock.

          3. The corporation is authorized to issue 10,000,000 shares of Preferred Stock. The Board of Directors is authorized to issue such Preferred Stock in five (5) series, and to establish the number of shares to be included in each series and the preferences, limitations, conversion rights and other relative rights of each series.

          4. The Board of Directors of the corporation shall have the authority to issue options and other rights in the corporation's shares to directors, officers and employees of the Company without offering the same to the Shareholders generally.

     C. The Shareholders of the Company adopted this amendment on May 27, 1998.

     D. The number of shares outstanding and entitled to vote on within Amendment at the time of adoption was 12,877,222.

     E.   The  number  of shares voted in favor of the  Amendment
          was  9,817,530.   The  number of shares  voted  against
          Amendment was 100.

     Attest:                       President

                 /S/                 /S/  James C. Statham
     Secretary

     "Under penalties of perjury, I declare that I have read the foregoing Articles of Amendment to Articles of Incorporation and that the facts stated herein are true.

     Witness:

                 /S/                 /S/  James C. Statham
                                   James C. Statham, President
                                   Energy Optics, Inc.